Exhibit 99.1

Green Plains Announces Suspension of Quarterly Cash Dividend

OMAHA, Neb., June 18, 2019 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced that its board of directors has decided to suspend its quarterly cash dividend in order to retain and redirect cash flow to the company’s Project 24 opex equalization plan, the deployment of high-protein technology and its stock repurchase program.

“As part of our capital allocation plan, we believe suspending our cash dividend enables us to expedite our investments into our Project 24 initiative, which is expected to significantly reduce our ethanol production operating costs, and  support deployment of our high-protein feed technology across our production platform,” said Todd Becker, president and chief executive officer. “We are confident that by suspending our dividend, we can prudently direct this cash flow to opportunities within our business to create greater shareholder returns over the near and long term.”

“We intend to immediately deploy capital to repurchase stock pursuant to the remaining availability of approximately $80 million under the $100 million program authorized by the Board of Directors in August 2014,” added Becker.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feeding, and commodity marketing and logistics services. The company is one of the leading producers of ethanol in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 49.1% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include: competition in the industries in which Green Plains operates; commodity market risks, financial market risks; counterparty risks; risks associated with changes to federal policy or regulation, including changes to tax laws; risks related to closing and achieving anticipated results from acquisitions and disposals. Other factors can include risks associated with the Green Plains’ ability to successfully complete the sale of assets related to the company’s announced portfolio optimization plan or achieve anticipated savings from Project 24, and realized benefits from high-protein technology investment and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Stark, Executive Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

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